Exhibit 99.1

Elite Pharmaceuticals Announces First Product Shipment of Generic Adderall XR®
to Marketing Partner Prasco, LLC

NORTHVALE, N.J. – December 12, 2023 – Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCBB: ELTP), a specialty pharmaceutical company developing niche generic products, today announced the first shipment of generic Adderall XR® to its distribution and marketing partner Prasco, LLC (“Prasco”). Adderall XR® is an extended-release mixed salt of a single entity Amphetamine product (Dextroamphetamine Saccharate, Amphetamine Aspartate, Dextroamphetamine Sulfate, Amphetamine Sulfate) with strengths of 5 mg, 10 mg, 15 mg, 20 mg, 25 mg, and 30 mg capsules (the “Products”).

Prasco is, pursuant to the manufacturing and supply agreement dated April 5, 2023 (“Agreement”) between the companies, a non-exclusive U.S. distributor of the Products. Prasco will market the Products under Burel Pharmaceutical’s label, and Elite will manufacture the Products. Elite’s product is co-owned with Mikah Pharma.

About Prasco, LLC

Prasco is a privately held healthcare company located in Mason, Ohio. Over 50 of the most innovative and trusted pharmaceutical companies have relied on Prasco to bring their products to the US generic marketplace. Prasco provides patients with high-quality products at affordable prices in over 60,000 US pharmacies. For more information, visit the company’s website at www.prasco.com.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops, manufactures, and distributes niche generic products. Elite’s product lines consist of immediate-release and controlled-release, solid oral dose products, which are marketed under the Elite Laboratories label, as well as pursuant to licenses granted to third-party pharmaceutical marketing and distribution organizations. Elite operates a cGMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com